Exhibit 10.16

SB FINANCIAL GROUP

2017 STOCK INCENTIVE PLAN

ARTICLE I

Definitions

Section 1.1 Definitions. As used herein, the following terms shall have the meaning set forth below, unless the context clearly requires otherwise:

(a)	“Applicable Event” shall mean:

(i)	Any “person,” including a “group” (as such terms are used in Subsections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder, but excluding the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of, or acquires the power to direct, directly or indirectly, the exercise of voting power with respect to, securities which represent 50% or more of the combined voting power of the Company’s outstanding securities thereafter;

(ii)	Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; or

(iii)	The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(b)	“Award” shall mean any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right granted under the Plan.

(c)	“Award Agreement” shall mean an agreement between the Company and a Participant that describes the terms and conditions of each Award.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Change in Control Price” shall mean the transaction price per share of Stock (whether paid in cash or other property) paid in conjunction with any transaction resulting in an Applicable Event or, in the case of an Applicable Event occurring solely by reason of events not related to a transfer of Stock, the Fair Market Value of a share of Stock on the last trading day before the Applicable Event occurs.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Committee” shall mean the Compensation Committee of the Board.

(h)	“Company” shall mean SB Financial Group.

(i)	“Director” shall mean an individual (i) who is a member of the Board, a member of the Board of Directors of a Subsidiary, or a member of an advisory board who is appointed by the Board and (ii) who is not an Employee.

(j)	“Disability” shall mean:

(i)	With respect to Incentive Stock Options, disability as defined in Section 22(e)(3) of the Code; and

(ii)	With respect to any other Award, (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Participant is determined to be totally disabled by the Social Security Administration.

(k)	“Effective Date” shall mean, with respect to the Plan, the date specified in Section 2.3 as the Effective Date.

(l)	“Employee” shall mean any person, including an executive officer, who is employed by the Company or any of its Subsidiaries.

(m)	“Fair Market Value” shall mean the value of a share of Stock on any relevant date, determined as follows:

(i)	If the Stock is traded on an exchange, the reported “closing price” on the relevant date if it is a trading day or, otherwise, the reported “opening price” on the next trading day;

(ii)	If Section 1.1(m)(i) does not apply:

(1)	With respect to any Incentive Stock Option, fair market value within the meaning of Section 422 of the Code;

(2)	With respect to any Award that is subject to Section 409A of the Code or any Nonqualified Stock Option or Stock Appreciation Right, fair market value shall be determined by the reasonable application of a reasonable valuation method within the meaning of Treasury Regulation §1.409A-1(b)(5)(iv)(B); and

(3)	With respect to any other Award, fair market value shall be determined by application of such reasonable valuation methods as the Committee shall adopt or apply.

(n)	“Incentive Stock Option” shall mean an Option to purchase shares of Stock which is designated as an Incentive Stock Option by the Committee and is intended to meet the requirements of Section 422 of the Code.

(o)	“Nonqualified Stock Option” shall mean an Option to purchase shares of Stock which is not an Incentive Stock Option.

(p)	“Option” shall mean an option to purchase shares of Stock granted pursuant to the provisions of the Plan. Options granted under the Plan shall be either Nonqualified Stock Options or Incentive Stock Options.

(q)	“Participant” shall mean a Director or Employee to whom an Award has been granted under the Plan.

(r)	“Plan” shall mean the SB Financial Group 2017 Stock Incentive Plan, the terms of which are set forth herein and in any amendment which may be made hereto.

(s)	“Restricted Stock” shall mean a share of Stock granted to a Participant pursuant to Article VIII of the Plan.

(t)	“Restricted Stock Unit” shall mean an Award granted pursuant to Article IX of this Plan under which a Participant is issued a right to receive a specified number of shares of Stock or a cash payment equal to a specified number of shares of Stock, the settlement of which is subject to specified restrictions on vesting and transferability.

(u)	“Retirement” shall mean a voluntary termination by the Participant after (i) attaining the age of 65 and (ii) completing five years of service to the Company or a Subsidiary.

(v)	“Stock” shall mean the common shares, without par value, of the Company or, in the event that the outstanding shares of Stock are changed into or exchanged for different shares or securities of the Company or some other entity, such other shares or securities.

(w)	“Stock Appreciation Right” shall mean a right to receive an amount equal to the excess of the Fair Market Value on the exercise date over the Fair Market Value on the date the Stock Appreciation Right is granted pursuant to the provisions of the Plan.

(x)	“Subsidiary” shall mean:

(i)	With respect to an Incentive Stock Option, a “subsidiary corporation” as defined in Section 424(f) of the Code; and

(ii)	With respect to any other Award, any person with whom the Company would be considered to have a controlling interest, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E)(1).

ARTICLE II

The Plan

Section 2.1 Name. The Plan shall be known as the “SB Financial Group 2017 Stock Incentive Plan.”

Section 2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Directors and Employees an opportunity to acquire or increase their proprietary interest in the Company by the grant to such persons of Awards under the terms set forth herein. By encouraging such persons to become owners of the Company, the Company seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership and efforts are key to the success of the Company.

Section 2.3 Effective Date and Termination of Plan. The Plan shall become effective upon the affirmative vote of the Board on February 15, 2017 (the “Effective Date”); provided, however, that if the Plan is not approved by the shareholders of the Company within twelve (12) months following such adoption, the Plan and all outstanding Awards, if any, shall be deemed null and void and shall be of no force or effect. No shares of Stock may be issued pursuant to this Plan prior to approval of the Plan by the shareholders of the Company. The Plan shall terminate upon the earliest of (a) February 15, 2027; (b) the date on which all Stock available for issuance under the Plan has been issued pursuant to the exercise or settlement, as applicable, of Awards granted hereunder or with respect to which payments have been made upon the exercise of Stock Appreciation Rights or other rights; or (c) the determination of the Board that the Plan shall terminate. No Awards may be granted under the Plan after such termination date, provided that the Awards granted and outstanding on such date shall continue to have force and effect in accordance with the provisions of the Award Agreements evidencing such Awards.

ARTICLE III

Administration

Section 3.1 Administration.

(a)	The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from time to time the individuals to whom Awards may be granted, the number of shares of Stock to be subject to each Award, the period during which each Option or Stock Appreciation Right may be exercised, the price at which each Option or Stock Appreciation Right may be exercised, and the terms and conditions of any Award.

(b)	Meetings of the Committee shall be held at such times and places as shall be determined from time to time by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the Committee shall decide any question brought before the meeting. In addition, the Committee may take any action otherwise proper under the Plan by the execution of a written action, taken without a meeting, and signed by all of the members of the Committee.

(c)	All questions of interpretation and application with respect to the Plan or Awards granted thereunder shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.

(d)	The Committee shall have the sole discretion and authority to determine whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option; provided that Incentive Stock Options may be granted only to persons who are Employees.

(e)	Notwithstanding any provision contained herein, a grant of an Award to a Director must be approved by the full Board.

(f)	Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of judgment in any such action, suit or proceeding against him; provided that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation or regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

Section 3.2 Company Assistance. The Company and its Subsidiaries shall supply full and timely information to the Committee on all matters relating to eligible Employees, their employment, death, Retirement, Disability or other termination of employment and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

Section 3.3 Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any Stock dividend, Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares of Stock), the terms of outstanding Awards may not be amended without shareholder approval to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or other Awards or property.

ARTICLE IV

Participants

Section 4.1 Eligibility. Directors and Employees shall be eligible to participate in the Plan. The Committee may grant Awards to any eligible individual subject to the provisions of Sections 3.1(e) and 5.1.

ARTICLE V

Shares of Stock Subject to Plan

Section 5.1 Grant of Awards and Limitations.

(a)	Grant of Awards. The Committee shall designate the Employees and Directors eligible to receive Awards and the number of shares of Stock subject to such Awards.

(b)	Stock Available for Awards. Subject to adjustment pursuant to the provisions of Section 11.4 hereof, the aggregate number of shares of Stock with respect to which Awards may be granted during the term of the Plan shall not exceed 500,000. Shares with respect to which Awards may be granted may be either authorized and unissued shares of Stock or shares of Stock issued and thereafter acquired by the Company.

(c)	Incentive Stock Options. In the case of Incentive Stock Options, the aggregate Fair Market Value of the shares of Stock (under all plans of the Company and all of its Subsidiaries), with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Such Options that exceed $100,000 shall be treated as Nonqualified Stock Options. The maximum number of shares of Stock that may be granted under the Plan through the exercise of Incentive Stock Options shall be 500,000.

(d)	Fiscal Year Limits. Subject to Section 12.4 of this Plan, during any fiscal year of the Company, the Committee may not make grants of all forms of Awards to a single Participant in this Plan covering more than an aggregate of 50,000 shares of Stock.

Section 5.2 Awards Under the Plan. Shares of Stock with respect to which an Award granted hereunder shall have been exercised or settled, as applicable, shall not again be available for grant hereunder. If Awards granted hereunder shall expire, terminate or be canceled for any reason without being wholly exercised or settled, as applicable, new Awards may be granted hereunder covering the number of shares of Stock to which such Award’s expiration, termination or cancellation relates. For purposes of clarity, shares of Stock that are withheld from or that are tendered by a Participant (either by delivery or attestation) in payment of an exercise price or to cover withholding tax obligations shall not be available to future grants under the Plan.

ARTICLE VI

Options

Section 6.1 Grant of Options. Subject to the terms, restrictions and conditions specified in the Plan and the associated Award Agreement, the Committee may grant Nonqualified Stock Options and Incentive Stock Options to Employees and Nonqualified Stock Options to Directors at any time during the term of the Plan. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of all of the members of the Committee or the Board, as applicable, and by a written Award Agreement in such form as the Committee shall approve from time to time. The Award Agreement shall set forth such terms and conditions of the Option as may be determined by the Committee, consistent with the Plan.

Section 6.2 Exercise Price. The exercise price of the Stock subject to an Option shall not be less than the Fair Market Value on the date the Option is granted; provided, however, that the exercise price for an Incentive Stock Option granted to a Participant who owns or who is deemed to own shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary as determined under Section 422 of the Code (a “10 Percent Owner”), shall not be less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.

Section 6.3 Option Grant and Exercise Periods. No Option may be granted after the tenth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee, but in no instance shall such period extend beyond the tenth anniversary of the date of grant of the Option. The period of exercise for each Incentive Stock Option granted to a 10 Percent Owner may not be more than 5 years from the date of grant of the Option.

Section 6.4 Option Exercise.

(a)	Subject to Section 6.4(b) and such terms and conditions as may be determined by the Committee in its sole discretion upon the grant of an Option, an Option may be exercised in whole or in part (but with respect to whole shares only) and from time to time by delivering to the Company at its principal office written notice of intent to exercise the Option with respect to a specified number of shares of Stock.

(b)	Options shall be exercisable according to respective vesting schedules set forth in each Award Agreement as determined by the Committee; provided that vesting of any Option that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Option based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(c)	Subject to such terms and conditions as may be determined by the Committee in its sole discretion upon grant of any Option, payment for the shares of Stock to be acquired pursuant to exercise of the Option shall be made as follows:

(i)	By delivering to the Company at its principal office a check payable to the order of “SB Financial Group” in the amount of the exercise price for the number of shares of Stock with respect to which the Option is then being exercised; or

(ii)	By tendering to the Company shares of Stock owned by the Participant for at least six months prior to the date the Option is exercised (or such other period acceptable under the generally accepted accounting principles) having an aggregate Fair Market Value as of the date of exercise equal to the exercise price for the number of shares of Stock with respect to which the Option is then being exercised; or

(iii)	By a cashless exercise (including by withholding shares of Stock deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); or

(iv)	By any combination of payments delivered pursuant to paragraphs (c)(1), (c)(2), and (c)(3) above.

Section 6.5 Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any share of Stock subject to such Option prior to the exercise of the Option and the purchase of such shares of Stock.

ARTICLE VII

Stock Appreciation Rights

Section 7.1 Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee may grant Stock Appreciation Rights to Participants at any time during the term of the Plan, either alone or in tandem with other Awards. Such Stock Appreciation Rights shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve. Such Award Agreements shall comply with, and be subject to, the following terms and conditions:

(a)	Exercise Price. The exercise price of a Stock Appreciation Right may not be less than 100% of the Fair Market Value on the date of grant.

(b)	Period and Exercise. The Award Agreement will specify the period over which a Stock Appreciation Right may be exercised and the terms and conditions that must be met before it may be exercised; provided, however, that an Award Agreement may not permit the Stock Appreciation Right to be exercisable more than 10 years after the date of grant. A Participant may exercise a Stock Appreciation Right by giving written notice of exercise on a form acceptable to the Committee specifying the portion of the Stock Appreciation Right being exercised.

(c)	Vesting. Stock Appreciation Rights shall be exercisable according to respective vesting schedules set forth in each Award Agreement as determined by the Committee; provided that vesting of any Stock Appreciation Right that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Stock Appreciation Rights based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

(d)	Calculation of Appreciation. Upon the exercise of Stock Appreciation Right, the Participant shall be entitled to receive either (i) cash equal to the excess of the Fair Market Value on the exercise date over the Fair Market Value on the date the Stock Appreciation Right was granted, multiplied by the number shares of Stock with respect to which the Stock Appreciation Right is being exercised (the “Cash Amount”), or (ii) a number of shares of Stock equal to the Cash Amount, divided by the Fair Market Value on the exercise date of the Stock Appreciation Right.

(e)	Payment of Appreciation. The total appreciation available to a Participant from an exercise of a Stock Appreciation Right shall be paid in a single lump sum payment in either cash or shares of Stock, as determined by the Committee.

(f)	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any share of Stock subject to a Stock Appreciation Right.

ARTICLE VIII

Restricted Stock

Section 8.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock to Participants at any time during the term of the Plan. Such Restricted Stock shall be subject to the terms and conditions that the Committee specifies in the Award Agreement and to the terms and conditions of the Plan. At the Committee’s sole discretion, all shares of Restricted Stock will be held by the Company as escrow agent or issued to the Participant in the form of certificates bearing a legend describing the restrictions imposed on the shares.

Section 8.2 Earning Restricted Stock. Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the terms, restrictions and conditions imposed on the Restricted Stock have lapsed as described in the Award Agreement. Restricted Stock will be (a) forfeited if all terms, restrictions and conditions described in the Award Agreement have not been satisfied or (b) released from escrow and distributed (or any restrictions described in the certificates removed) as soon as practicable after all terms, restrictions and conditions described in the Award Agreement have been satisfied. Vesting of any Restricted Stock that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Restricted Stock based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

Section 8.3 Rights Associated with Restricted Stock. During the applicable period of restriction and unless the Award Agreement provides otherwise, each Participant to whom Restricted Stock has been granted (a) may exercise full voting rights associated with that Restricted Stock and (b) will be entitled to receive all dividends and other distributions paid with respect to that Restricted Stock; provided, however, that such dividends or other distributions shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were issued. This means that no accrued dividends shall be paid to the Participant until the restrictions on the Restricted Stock lapse and such dividends shall be forfeited to the extent that the Participant forfeits the related Restricted Stock.

ARTICLE IX

RESTRICTED STOCK UNITS

Section 9.1 Grant of Restricted Stock Units. Subject to the terms and conditions of this Plan, the Committee may grant Restricted Stock Units to Participants at any time during the term of the Plan. Such Restricted Stock Units shall be subject to the terms and conditions that the Committee specifies in the Award Agreement and the terms and conditions of the Plan.

Section 9.2 Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that specifies the number of shares of Stock underlying the Award, the restricted period, the conditions upon which the restrictions on the Restricted Stock Units will lapse, the time at which and form in which the Restricted Stock Units will be settled, and such other terms and conditions as the Committee determines and which are not inconsistent with the terms and conditions of this Plan.

Section 9.3 Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and restrictions on any Award of Restricted Stock Units as the Committee may deem advisable, including, without limitation, restrictions based on the achievement of specific performance goals, time-based restrictions, holding requirements or sale restrictions placed on the underlying shares of Stock by the Company upon vesting of such Restricted Stock Units. Vesting of any Restricted Stock Unit that is based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year, and vesting of any Restricted Stock Unit based solely upon continued employment or the passage of time shall vest over a period of not less than three years from the date the Award is made, provided that such vesting may occur in pro rata installments over the three-year period, with the first installment vesting no sooner than the first anniversary of the date of grant of such Award.

Section 9.4 Form of Settlement. An Award of Restricted Stock Units may be settled in full shares of Stock, in cash or in a combination thereof, as specified by the Committee in the related Award Agreement.

Section 9.5 Dividend Equivalents. Awards of Restricted Stock Units may provide the Participant with dividend equivalents, as determined by the Committee in the Committee’s sole discretion and as set forth in the related Award Agreement; provided, however, that such dividend equivalents shall be subject to the same terms and conditions, including the applicable forfeiture conditions, as the Restricted Stock Units. This means that no amount shall be paid in connection with a dividend equivalent right until shares of Stock are issued or cash is paid in connection with the Restricted Stock Units and any dividend equivalents shall be forfeited to the extent that the Participant forfeits the related Restricted Stock Units.

Section 9.6 No Voting Rights. In no event will a Participant have any voting rights with respect to the shares of Stock underlying the Restricted Stock Units.

ARTICLE X

Amendment and Modification of Plan

Section 10.1 Amendment. The Board may from time to time amend or modify or make such changes in and additions to the Plan as it may deem desirable, without further action on the part of the shareholders of the Company except as such shareholder approval may be required (a) to satisfy the requirements of Rule 16b-3 under the Exchange Act or any successor rule or regulation; (b) to satisfy applicable requirements of the Code; or (c) to satisfy applicable requirements of the NASDAQ Stock Market or any securities exchange on which are listed any of the Company’s equity securities. No such action to amend the Plan shall reduce the then-existing number of Awards granted to any Participant or adversely change the terms and conditions thereof without such Participant’s consent.

ARTICLE XI

Taxation and Withholding

Section 11.1 Tax Withholding. With respect to Employees, the Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. At the discretion of the Committee, a Participant may be permitted to pay to the Company the withholding amount in the form of cash, shares of Stock owned by the Participant for at least the previous six months (or such other period acceptable under the generally accepted accounting principles) or by having the Company withhold shares of Stock from the settlement of the Award. If payment of the withholding amount is made by tendering shares of Stock, the value of the shares of Stock delivered shall equal the Fair Market Value on the applicable day.

Section 11.2 Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

Section 11.3 Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

ARTICLE XII

Miscellaneous

Section 12.1 Transferability. Except as specifically permitted in an Award Agreement, during the Participant’s lifetime, any Award may be exercised only by the Participant or any guardian or legal representative of the Participant, and the Award shall not be transferable except by will or the laws of descent and distribution.

Section 12.2 Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Stock that is unsettled and/or cash that is unpaid in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. Upon the death of a Participant and upon receipt by the Company of proof of identity and the existence of a beneficiary at the time of the Participant’s death validly designated by the Participant under the Plan, the Company shall deliver such Stock and/or cash to such beneficiary. In the event of the death of a Participant in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Stock and/or cash to the executor or the administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Stock and/or cash credited to the Participant under the Plan.

Section 12.3 Effect of Termination, Death, Disability and Retirement. Unless otherwise specified in the Award Agreement, all Awards will be exercisable or forfeited as described in this Section 12.3:

(a)	Termination. If a Participant’s service as a Director or an Employee terminates for any reason, other than his Retirement, death or Disability, before the date of expiration of the Awards held by such Participant, (i) any Options and Stock Appreciation Rights that are not exercisable and any unvested Restricted Stock shall become null and void on the date of such termination and (ii) all exercisable Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) 30 days following the date of the Participant’s termination. A Participant who terminates employment with the Company, but retains his status as a Director is not considered terminated with respect to any outstanding Award until the date the Participant ceases to be both a Director and an Employee of the Company, provided that any Incentive Stock Option that is outstanding as of the date that the Participant terminates employment with the Company shall be treated as a Nonqualified Stock Options following the date of the Participant’s termination as an employee.

(b)	Death. If a Participant’s service as a Director or an Employee terminates due to his death before the expiration of the Awards held by the Participant, (i) any Options and Stock Appreciation Rights that are not exercisable shall become exercisable and all Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) one year following the date of the Participant’s death; and (ii) any unvested Restricted Stock shall become fully vested. The executor, administrator or personal representative of the estate of a deceased Participant, or the person or persons to whom an Award granted hereunder shall have been validly transferred by the executor, the administrator or the personal representative of the Participant’s estate, shall have the right to exercise the Participant’s Option or Stock Appreciation Right or receive the Participant’s Restricted Stock. To the extent that such Options and Stock Appreciation Rights would otherwise be exercisable under the terms of the Plan and the Participant’s Award Agreement, such exercise may occur at any time prior to the termination date specified in this Section 12.3(b).

(c)	Disability. If a Participant’s service as a Director or an Employee terminates due to his Disability before the expiration of the Awards held by the Participant, (i) any Options and Stock Appreciation Rights that are not exercisable shall become exercisable and all Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) one year following the date of the Participant’s termination of service due to Disability; and (ii) any unvested Restricted Stock shall become fully vested.

(d)	Retirement. If a Participant Retires before the date of expiration of the Awards held by such Participant, (i) any Options and Stock Appreciation Rights that are not exercisable shall become exercisable and all Options and Stock Appreciation Rights shall terminate on the earlier of (1) the date of expiration of the Options and Stock Appreciation Rights, as applicable, or (2) one year following the date of the Participant’s Retirement; provided, however, that an Incentive Stock Option that is not exercised within three months after the date of the Participant’s Retirement shall be treated as a Nonqualified Stock Option; and (ii) any unvested Restricted Stock shall become fully vested.

Section 12.4 Antidilution. If there is a Stock dividend, Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting the Stock, the Committee will appropriately adjust (a) the number of shares of Stock that may be issued subject to Awards that may be granted to Participants during any period, (b) the aggregate number of shares of Stock available for Awards or subject to outstanding Awards (as well as any Stock-based limits imposed under the Plan), (c) the respective exercise price, number of shares of Stock and other limitations applicable to outstanding Awards, and (d) and other factors, limits or terms affecting any outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 12.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

Section 12.5 Applicable Event. In the event an Applicable Event occurs, (a) if determined by the Committee in the applicable Award Agreement or otherwise determined by the Committee in its sole discretion, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, immediately prior to such Applicable Event and (b) the Committee may, but shall not be obligated to (i) cancel such Awards for the Change in Control Price or (ii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iii) provide that for a period of at least fifteen (15) days prior to the Applicable Event, any Options or Stock Appreciation Rights shall be exercisable as to all shares of Stock subject thereto and that upon the occurrence of the Applicable Event, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

Section 12.6 Application of Funds. The proceeds received by the Company from the sale of Stock pursuant to Awards shall be used for general corporate purposes.

Section 12.7 Tenure. Nothing in the Plan or in any Award granted hereunder or in any Award Agreement relating thereto shall confer upon any Director or Employee the right to continue in such position with the Company or any Subsidiary.

Section 12.8 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company or any Subsidiary from establishing any other forms of incentive or other compensation for Directors or Employees.

Section 12.9 No Obligation to Exercise Awards. The granting of an Award shall impose no obligation upon the Participant to exercise or accept such Award.

Section 12.10 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

Section 12.11 Compliance with Section 16. If the Company has a class of equity securities registered under Section 12 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any transaction or action by the Committee fails to so comply, the Committee may amend the Plan and the terms of any outstanding Award, and any action of the Committee which fails to comply shall be deemed void to the extent permitted by law and deemed advisable by the Committee.

Section 12.12 Requirements of Law. The grant of Awards and the issuance of shares of Stock will be subject to all applicable laws, rules and regulations and to all required approvals of any governmental agencies or exchange, market or other quotation system on or though which the securities of the Company are then traded. Also, no shares of Stock will be issued under the Plan unless the Company is satisfied that the issuance of those shares of Stock will comply with applicable federal and state securities laws. Shares of Stock tendered under the Plan may be subject to any stock transfer orders and other restrictions that the Committee believes to be advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange, market or other quotation system on or through which the Company’s securities are then traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this section.

Section 12.13 Singular, Plural and Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine.

Section 12.14 Headings. Headings are inserted for convenience of reference; they constitute no part of the Plan.

Section 12.15 Governing Law. Except as otherwise required by law, the validity, construction and administration of the Plan shall be determined under the laws of the State of Ohio.

Section 12.16 Section 409A of the Code. It is intended that Awards granted under the Plan comply with or be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

Section 12.17 Additional Award Forfeiture Provisions.

(a)	Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 12.17(b) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)	The unexercised portion of each Option held by the Participant, whether or not vested, and any other Award not then settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate of the Company, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate of the Company terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (X) in respect of a given Option exercise, the product of (1) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (2) the number of shares as to which the Option was exercised at that date, and (Y) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to the Participant less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b)	Events Triggering Forfeiture. The forfeitures specified in Section 12.17(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during a Participant’s employment by the Company or a subsidiary or affiliate of the Company, or during the one-year period following termination of such employment:

(i)	If the Company or a Subsidiary is required to prepare an accounting restatement due to material non-compliance of the Company or a Subsidiary with any financial reporting requirement under any applicable laws;

(ii)	The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company or any of its Subsidiaries conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or s Subsidiary; (B) induces any customer or supplier of the Company or any Subsidiary with which the Company or a Subsidiary has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or such Subsidiary; or (C) induces, or attempts to influence, any associate of or service provider to the Company or a Subsidiary to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company and its Subsidiaries conduct on any particular date and which third parties may reasonably be deemed to be in competition with the Company or a Subsidiary. For purposes of this Section 12.17(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(iii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any Subsidiary, any confidential or proprietary information of the Company or any Subsidiary, including but not limited to information regarding the Company’s and its Subsidiaries’ current and potential customers, organization, associates, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain (other than by the Participant’s breach of this provision), except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its Subsidiaries or their respective officers, directors, associates, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iv)	The Participant fails to cooperate with the Company or any Subsidiary in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any Subsidiary in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Subsidiary, as reasonably requested.

(v)	The Participant, alone or in conjunction with another person, (A) interferes with or harms, or attempts to interfere with or harm, the relationship of the Company or any Subsidiary with any person who at any time was a customer or supplier of the Company or any Subsidiary or otherwise had a business relationship with the Company or any Subsidiary; or (A) hires, solicits for hire, aids in or facilitates the hire, or causes to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company or any Subsidiary.

(c)	Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 12.17 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity set forth in Section 12.17(b), including but not limited to competition with the Company and its Subsidiaries. The non-occurrence of the Forfeiture Events set forth in Section 12.17(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and a Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 12.17.

(d)	Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 12.17, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.